Exhibit 10(aa)

December 31, 2018 Equity Grant Agreement
GE Inducement Grant

GE Performance Stock Unit Grant Agreement For H. Lawrence Culp, Jr. (“Grantee”)

Grant Date	PSUs Granted	Restriction Lapse Date
Dec/31/2018	5,000,000 Granted
The earlier to occur of (x) September 30, 2022, and (y) a Change in Control (as defined in the Employment Agreement dated as of October 1, 2018 between the Grantee and the Company (the “Employment Agreement”)), subject to the terms and conditions set forth below.

Performance Stock Unit Grant Agreement - additional terms & conditions

1.
Grant of PSUs. The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company (“Company”) has granted Performance Stock Units with Dividend Equivalents (“PSUs”) to the individual named on the front of this Certificate (“Grantee”). The Award is granted to the Grantee in connection with his commencement of employment with the Company and is regarded by the Company and the Grantee as an inducement material to the Grantee being hired by the Company within the meaning of NYSE Listing Rule 303A.08. Each PSU entitles the Grantee to receive from the Company (i) one share of General Electric Company common stock, par value $0.06 per share (“Common Stock”), and (ii) cash payments based on dividends paid to shareholders of such stock, for each PSU for which the restrictions set forth in paragraph 3 (including subparagraph 3.1) lapse in accordance with their terms, each in accordance with the terms of this Grant, the Employment Agreement, the Company’s 2007 Long-Term Incentive Plan (the “Plan”) as in effect from time to time, and any rules and procedures adopted by the Committee.

2.
Dividend Equivalents. Until such time as the following restrictions lapse, or the PSUs are cancelled, whichever occurs first, the Company will establish an amount to be paid to the Grantee (“Dividend Equivalent”) equal to the number of PSUs subject to restriction times the per share quarterly dividend payments made to shareholders of the Company’s Common Stock. The Company shall accumulate Dividend Equivalents and will pay the Grantee a cash amount equal to the Dividend Equivalents accumulated and unpaid as of the date that restrictions lapse (without interest) reasonably promptly after such date. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to PSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the PSUs.

3.
Restrictions/Performance Goals. Restrictions on the number of PSUs specified in this Grant Agreement, as further subject to and adjusted based on performance as set forth in subparagraph 3.1 (“Adjusted PSUs”), will lapse on the designated Restriction Lapse Date only if the Grantee has been continuously employed by the Company pursuant to the terms of the Employment Agreement.  PSUs shall be immediately cancelled upon termination of employment, except as set forth under Section 5(d)(ii)(C) of the Employment Agreement.

As used herein, the following definitions shall apply:

a.
Initial Stock Price. For purposes of this Grant, “Initial Stock Price” shall mean $12.40, which equals the average of the closing prices of the Shares over the period of 30 consecutive trading days immediately preceding October 1, 2018.

b.
Share. For purposes of this Grant, “Share” means one share of Common Stock, and such other securities as may become the subject of awards granted pursuant to the Plan, or become subject to such awards, pursuant to any adjustments made under Sections 5(d)(iii) – (v) of the Employment Agreement.

3.1 Performance Goals and Adjustment. Adjusted PSUs shall equal the number of PSUs that become eligible for the lapse of restrictions, pursuant to paragraph 3, contingent on achievement of the following goals for the October 1, 2018 to September 30, 2022 performance period:

a.
if the highest average stock price achieved based on the average of the closing prices of the Shares over any period of 30 consecutive trading days (the “Highest Average Price”) is less than 150% of the Initial Stock Price, no PSUs will be earned, and the Adjusted PSUs shall equal 0 Shares;

b.	if the Highest Average Price equals 150% of the Initial Stock Price, the Adjusted PSUs shall equal 2.5 million Shares (“Threshold”);

c.	if the Highest Average Price equals 200% of the Initial Stock Price, the Adjusted PSUs shall equal 5.0 million Shares (“Target”);

d.	if the Highest Average Price equals or exceeds 250% of the Initial Stock Price, the Adjusted PSUs shall equal 7.5 million Shares (“Maximum”); and

e.	if the Highest Average Price is between 150% and 250% of the Initial Stock Price, the Adjusted PSUs will be determined by linear mathematical interpolation.

In the event of a Change in Control (as defined in the Employment Agreement), the Adjusted PSUs shall be determined in accordance with Section 5(d)(ii)(B) of the Employment

Agreement. If there occurs an event specified in Sections 5(d)(iii) – (v) of the Employment Agreement, the PSUs shall be adjusted as set forth therein.

PSUs for which restrictions do not lapse in accordance with this paragraph shall be immediately cancelled.

4.
Delivery and Withholding Tax. Upon the lapse of restrictions set forth in paragraph 3 in accordance with their terms, the Adjusted PSUs shall be settled in Shares on or within 10 days following the Settlement Date (as defined in the Employment Agreement), and the Company shall deliver to the Grantee by mail or otherwise a certificate for such Shares as soon as practicable, provided however, that the date of issuance or delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such Shares. Further, the Grantee shall pay to or reimburse the Company for any federal, state, local or foreign taxes required to be withheld and paid over by it, at such time and upon such terms and conditions as the Company may prescribe before the Company shall be required to deliver such Shares.

5.
Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any PSUs without the consent of the Grantee. Also, the PSUs shall be null and void to the extent the grant of PSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Grantee.

6.	Employment Agreement Terms. All capitalized but undefined terms used in this Grant Agreement have the same meaning as given to such terms in the Employment Agreement.

7.
Relationship to the Plan. Unless otherwise set forth herein, the PSUs granted hereunder shall be subject to and governed by, and shall be administered in accordance with, the terms and conditions of the Plan. A copy of the Plan will be made available to the Grantee upon request. Notwithstanding the foregoing, the PSUs are not awarded under the Plan, and the grant of the PSUs shall not reduce the number of shares available for issuance under the Plan.

8.
Entire Agreement. This Grant Agreement, the Employment Agreement, the Plan, country addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee. In the event the terms set forth herein (including the provisions from the Employment Agreement which are incorporated by reference) are inconsistent with the terms of the Plan, the terms of this Grant Agreement shall govern.

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